Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-178202

Pricing Supplement No. 74 (to Prospectus and Prospectus Supplement each dated November 28, 2011)

$11,000,000.00

AKTIEBOLAGET SVENSK EXPORTKREDIT (Publ) (Swedish Export Credit Corporation)

Commodity Index Linked Notes due April 20, 2015

The notes are issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK” or “the Issuer”). Your return on the notes at maturity is linked to the performance of the Dow Jones-UBS Commodity Index Total Return, which we call the “DJUBSTR”, or the “Index”. The notes are not principal-protected. As a result, at maturity you may receive less than all, and possibly none of, your principal investment.

On the Maturity Date, we will pay you a Redemption Amount in cash, which will be based on the difference between the Initial Index Value of 272.1892 and the Final Index Value, as determined on the Final Valuation Date. The Redemption Amount will equal the principal amount of your notes times the sum of one, plus three times the Index Result, as adjusted to reflect fees and the T-Bill Yield, and as more fully described herein. We will also pay interest on the notes at maturity or upon earlier redemption at a rate equal to three-month U.S. dollar LIBOR minus a spread of 0.00% per annum.

The holder of the notes may exercise the right to require us to redeem the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes), prior to the Stated Maturity Date for a Redemption Amount determined on the fifth New York business day following the date the holder gives notice of such exercise, as more fully described herein. Any such notice given in respect of less than the full Aggregate Principal Amount of the notes issued pursuant to this pricing supplement will be invalid and will not be honored. An automatic early redemption event will be deemed to have occurred on any Index Business Day on which the DJUBSTR settles at a level equal to or below 85.00% of the Initial Index Value. Upon an Automatic Redemption, you will receive the Redemption Amount determined using the closing value of the DJUBSTR on the Index Business Day immediately following the date of such event, plus interest accrued to the Settlement Date. The amount you will be entitled to receive in such event will be significantly less than the principal amount of your notes. The notes are also subject to early redemption by the Issuer in the event of changes in Swedish tax law or acceleration by the Issuer in the event of any disruption in its ability to hedge its obligations thereunder. In the event of any such redemption or acceleration, different procedures for determining the amount due on the notes will apply. See, respectively, “Early Redemption for Tax Reasons” on page P-8 and “Declaration of Acceleration by the Issuer due to a Commodity Hedging Disruption Event” on page P-8.

See “Risk Factors” beginning on Page P-10 to read about factors you should consider before buying the notes.

These Notes are not principal-protected. You may lose a significant amount, or even all, of your investment in the Notes. The Notes are obligations of SEK, and not of the Kingdom of Sweden. Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to purchase the notes from us at the Issue Price, which is equal to 100% of the principal amount of the notes. Merrill Lynch proposes to offer the notes to the public at the Issue Price.

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$11,000,000	100%	$11,000,000	$1,416.80

(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $18,140.97 on account in respect of the registration statement on Form F-3 (No. 333-178202) filed by us on November 28, 2011 of which this pricing supplement is a part. After giving effect to the registration fee for this offering, $16,724.17 shall remain available for future offerings.

Merrill Lynch expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on March 18, 2014.

Merrill Lynch & Co.

March 13, 2014

“Dow Jones,” “UBS,” “Dow Jones-UBS Commodity Index,” “Dow Jones-UBS Commodity Index Total Return,” and “DJUBSTR” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by SEK. SEK’s Commodity Indexed Linked Notes based on the Dow Jones-UBS Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS or any of their respective affiliates makes any representation regarding the advisability of investing in such products.

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ABOUT THIS PRICING SUPPLEMENT

This pricing supplement is a supplement to:

•	the accompanying prospectus supplement dated November 28, 2011 relating to our medium-term notes, series F, due nine months or more from their date of issue; and

•	the accompanying prospectus dated November 28, 2011 relating to our debt securities.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We and Merrill Lynch are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in the prospectus; and

•	information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

We incorporate by reference the document listed below which we have filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013, which we filed with the SEC on February 24, 2014.

We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the offering of the notes:

•	any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we incorporate it by reference in the registration statement of which this pricing supplement is a part; and

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

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You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

AB Svensk Exportkredit
(Swedish Export Credit Corporation)
Klarabergsviadukten 61-63
P.O. Box 194
SE-101 23 Stockholm, Sweden
Tel: 011-46-8-613-8300

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SUMMARY DESCRIPTION OF THE NOTES

We will issue the notes under the indenture. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture and the supplemental indentures before making your investment decision. We have filed copies of these documents with the SEC and at the offices of the Trustee. You should also carefully consider the matters set forth under “Risk Factors” before you decide to invest in the notes.

For the purposes hereof, the terms “Debt Securities,” “Indexed Security” and “Principal Indexed Security” used in the prospectus, and the terms “Notes” and “Indexed Notes” used in the prospectus supplement, include the notes we are offering in this pricing supplement.

Issuer:	Aktiebolaget Svensk Exportkredit (Publ)

Denominations:	$1,000,000 and integral multiples of $100,000 in excess thereof

Aggregate Principal Amount:	$11,000,000

Net Proceeds:	$11,000,000

Pricing Date:	March 11, 2014

Issue Date:	March 18, 2014

Maturity Date:	April 20, 2015 (the “Stated Maturity Date”), subject to postponement due to a Market Disruption Event. If the determination of the Final Index Value is postponed to or beyond the second (2nd) New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second (2nd) New York Business Day following the date of the determination of the Final Index Value.

Index:	The Dow Jones-UBS Commodity Index Total Return (“DJUBSTR”), or any successor index, subject to the provisions of “Modification of Index” and “Replacement Index” below.

Index Description:

The Dow Jones-UBS Commodity Index Total Return ("DJUBSTR") reflects the return on a fully collateralized investment in the Dow Jones-UBS Commodity Index ("DJUBS"). The DJUBSTR measures the performance of an investment in the commodity markets over time. It is fully collateralized because it combines the returns of the DJUBS with the returns on cash collateral invested in U.S. Treasury Bills. The Dow Jones-UBS Commodity Index is a proprietary index that was established on July 14th, 1998 by Dow Jones and UBS to provide a liquid and diversified benchmark for commodities investments. The Index is also designed to be a "tradable" index that is readily accessible to market participants and is currently comprised of futures contracts (each, an "Index Component") on 22 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 22 commodities that currently comprise the Index (the "Index Commodities") are: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, soybean meal, sugar, unleaded gasoline, wheat (Kansas and Chicago) and zinc. Futures contracts on the Dow Jones-UBS Commodity Index are currently listed for trading on the Chicago Board of Trade. The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

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Issue Price:	100%

Redemption Price:	An amount in cash payable on the Settlement Date equal to the sum of the Redemption Amount plus the Interest Amount.

Settlement Date:	(i) The Stated Maturity Date with respect to a redemption on the Stated Maturity Date and (ii) the fifth (5th) New York Business Day following the Final Valuation Date with respect to a redemption following an Optional Redemption or Automatic Redemption.

Redemption Amount:	An amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

Outstanding Principal:	On a Final Valuation Date in relation to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption in full of a note, the outstanding Aggregate Principal Amount of such note on such date.

Index Result:	The Final Index Value divided by the Initial Index Value minus 1.

Final Index Value:	The settlement price of the Index as it appears on Bloomberg page “DJUBSTR Index” or Reuters page “.DJUBSTR” (or any successor page of either) on the Final Valuation Date.

Initial Index Value:	272.1892

Fees:	0.24% multiplied by the number of days from and including the Pricing Date to but excluding the applicable Final Valuation Date divided by 365.

T-Bill Yield:	The yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the applicable Final Valuation Date and calculated pursuant to the following formula:

I

where:

“TBilld-1” means, on any Index Business Day, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters screen page “USAUCTION10”, or any successor page, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Optional Redemption:	The holders of the notes have the right to request an early redemption of the notes in whole (i.e., such a redemption request may only be made in respect of the entire Aggregate Principal Amount of the notes) on any Optional Repayment Date at the applicable Redemption Price upon written notice to the Calculation Agent, the Trustee and the Issuer on the form entitled “Option to Elect Repayment” attached hereto as Exhibit A.

Optional Repayment Dates:	Each Index Business Day from and excluding the Issue Date to but excluding April 13, 2015 , on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

Automatic Redemption:	The notes will be automatically redeemed in full, at the applicable Redemption Price, if a Trigger Event occurs.

Trigger Event:

A Trigger Event will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding April 13, 2015 , on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

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Final Valuation Date:	(i) in the case of redemption on the Stated Maturity Date, April 13, 2015 ; (ii) in case of an Optional Redemption, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given; (iii) in case of an Automatic Redemption, the Index Business Day immediately following the date of any Trigger Event; and (iv) in the case of a Commodity Hedging Disruption Event, the Acceleration Valuation Date; provided in each case that if a Market Disruption Event exists on any such Final Valuation Date, such date shall not be considered the Final Valuation Date but the Final Valuation Date shall be determined in accordance with the provisions of “Disruption Fallback” below.

Interest Amount:	An amount equal to the interest accrued on the outstanding Aggregate Principal Amount of the notes at the Interest Rate Basis specified below (plus the Spread) during each Interest Period. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount will be paid on the applicable Settlement Date as part of the Redemption Price. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Interest Rate Basis:	USD LIBOR for a maturity corresponding to the Designated Maturity at 11:00 a.m., London time, on the applicable Interest Reset Date, as reported on the Designated LIBOR Page. For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated even if the Maturity Date is postponed due to a Market Disruption Event at the end of the final Interest Period.

Interest Period:	The period from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the applicable Settlement Date).

Interest Reset Dates:	Quarterly, on April 21, 2014, July 21, 2014, October 20, 2014, and January 20, 2015. If any scheduled Interest Reset Date would otherwise be a day that is not a London Business Day, the Interest Reset Date will be the immediately preceding day that is a London Business Day. No interpolation.

Interest Payment Date:	The applicable Settlement Date. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Minimum Interest Rate:	0%

Spread:	0.00% (minus 0.00 per cent)

Designated Maturity:	Three months

Designated LIBOR Page:	Reuters page “LIBOR01” (or any successor or replacement page thereof)

Index Business Day:	As defined in the most current Dow Jones-UBS Commodity Index Handbook.

Day Count Fraction:	Actual/360

London Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in London.

New York Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in the City of New York.

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

Market Disruption Event:	The occurrence, as determined by the Calculation Agent, of one or more of the following: (i) a material limitation, suspension or disruption of trading in one or more of the Index Components, (ii) the settlement price for any Index Component being a “limit price” or (iii) the exchange on which any Index Component trades failing to report or publish a settlement price for such Index Component. The Calculation Agent will inform the Issuer promptly upon determining that a Market Disruption Event has occurred.

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Disruption Fallback:	If a Market Disruption Event occurs on the Final Valuation Date, the Calculation Agent will calculate the Final Index Value using (i) for those Index Components that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such Index Components on such Final Valuation Date and (ii) for each Index Component that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for each such Index Component on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such Index Component was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant Index Component and, using that price, determine the Final Index Value.

Modification to Index:	If the Index Publisher changes its method of calculating the Index in any material respect, as determined by the Calculation Agent, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments.

Replacement Index:	If, following the date on which the notes are issued, the Index Publisher ceases to publish the Index and neither the Index Publisher nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to the notes shall be calculated by the Calculation Agent in accordance with the formula applied by the Index Publisher to calculate the Index on the last day on which the Index was published.

Calculation Agent:	Merrill Lynch Commodities, Inc. (“MLCI”)

Index Publisher:	CME Group Index Services LLC, in conjunction with UBS Securities, LLC.

Early Redemption for Tax Reasons:	The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption or a Declaration of Acceleration by the Issuer due to a Commodity Hedging Disruption Event) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem the notes (in whole, but not in part) by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

Early Redemption following Event of Default:	The redemption price for each note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

Declaration of Acceleration by the Issuer due to a Commodity Hedging Disruption Event:	If a Commodity Hedging Disruption Event (as defined below) occurs, the Issuer will have the right, but not the obligation, to accelerate payment on the notes (in whole, and not in part) by providing written notice of its election to exercise such right to the Trustee (on which notice the Trustee may conclusively rely), as promptly as possible and in no event later than two London and New York Business Days following the day on which such Commodity Hedging Disruption Event has occurred. The cash amount due and payable per $100,000 principal amount of notes in the event of any such acceleration shall be equal to the fair market value of such principal amount of notes (including the applicable Interest Amount) on the second London and New York Business Day immediately following the Issuer’s delivery to the Trustee of such declaration of acceleration (such date, “the Acceleration Valuation Date”), as determined by the Calculation Agent in good faith in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes), and will be payable to holders of the notes on the fifth New York business day following the Acceleration Valuation Date. In the event of any such acceleration, the Issuer will provide, or will cause the Calculation Agent to provide, written notice to the Trustee (on which notice the Trustee may conclusively rely), and to the Depository Trust Company (“DTC”) of the cash amount due and payable with respect to each $100,000 principal amount of notes as promptly as possible and in no event later than two New York Business Days prior to the date on which such payment is due. For the avoidance of doubt, all procedures and determinations set forth above shall only be applicable with respect to acceleration of payment on the notes by the Issuer as a result of a Commodity Hedging Disruption Event.

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Commodity Hedging Disruption Event:	A “Commodity Hedging Disruption Event” shall occur if, for any reason whatsoever, the Issuer is, after using commercially reasonable efforts, unable to either (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of all or any part of any transaction(s) or asset(s) the Issuer deems necessary to hedge the risk of performing its commodity-related obligations with respect to the notes (including, without limitation, any commodity-related payments on the notes), or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s); including without limitation, any such inability arising as a result of the adoption of, or any change in, any law, regulation, rule or order applicable to the Issuer or its counterparties, or the promulgation of, or any change in the interpretation by any court, tribunal, or regulatory authority with competent authority or any relevant trading system or exchange facility, of any such applicable law, rule, regulation or order, in each case occurring on or after the Pricing Date.

CUSIP:	00254EMB5

Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

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RISK FACTORS

The following section of this pricing supplement contains information about risks that are particular to the notes or the medium-term notes in general. Investors in the notes are also exposed to further risks related to the issuer of the notes, SEK, which are described in SEK’s annual report on Form 20-F for the year ended December 31, 2013, filed with the SEC and incorporated by reference herein. See the information under “Risk Factors” beginning on page 4 of the annual report on Form 20-F.

Unlike ordinary debt securities, the return on the notes depends on changes in values of a basket of futures contracts on specified commodities calculated by the methodologies described under “Dow Jones-UBS Commodity Index Total Return” in this Pricing Supplement. As described in more detail below, the value of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the prices of the futures contracts that make up the Dow Jones-UBS Commodity Index and U.S. Treasury Bills, as well as other events that are difficult to predict and beyond our control. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the futures contracts comprising the Dow Jones-UBS Commodity Index or U.S. Treasury Bills. Potential investors should carefully consider the risks set forth below before investing in the notes.

The notes are financial instruments that are suitable only for sophisticated investors who are experienced with respect to derivatives and derivative transactions and indexed instruments, and who are able to bear the loss of a portion of their principal investment. An investment in the notes is speculative and involves a substantial degree of risk. Accordingly, potential investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of their particular circumstances. For further information, see “Risks associated with foreign currency notes and indexed notes” in the prospectus supplement.

You may lose all or a significant amount of your investment in the notes. We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index value.

The Redemption Amount will depend on the change in the value of the Dow Jones-UBS Commodity Index Total Return. Because the value of the Index is subject to market fluctuations, the Redemption Amount may be less than the principal amount of the notes, and you will lose part or all of your investment if the Final Index Value is below the Initial Index Value. Even if the Final Index Value is above the Initial Index Value, you may lose part of your investment if the excess does not offset the deduction in the Redemption Amount for the cost of providing the commodity-linked return on the notes. You may also lose part or all of your investment if you sell the notes before their maturity.

The notes will not be listed and there may be little or no secondary market; in addition, certain costs may affect the value of your notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any inter-dealer market quotation system or any electronic communication network, and there may be little or no secondary market for the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for the notes in any secondary market could be substantial.

In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the notes. In structuring the economic terms of the notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities. If a market-maker (which may be Merrill Lynch) makes a market in the notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely compensation for developing and hedging the product and other costs associated with the notes. This quoted price could be higher or lower than the Issue Price. Merrill Lynch is not obligated to make a market in the notes.

Assuming there is no change in the value of the Index and no change in market conditions or any other relevant factors, the price, if any, at which a dealer or other purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the fact that the

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original offering price included, and secondary market prices are likely to exclude, the development and hedging costs associated with, the notes.

Your notes will be automatically redeemed if the Index closes at a level equal to or less than 85.00% of the Initial Index Value.

If on any Index Business Day prior to April 13, 2015 , the closing value of the Index is equal to or less than 85.00% of the Initial Index Value, which we call a Trigger Event, your notes will be automatically redeemed. The automatic early redemption amount will be based on the performance of the Index, as reduced by interest charges and fees for providing the Index-linked return on the notes, as determined on the Index Business Day immediately following the Trigger Event. In this case, you will receive a Redemption Amount that will likely be significantly less than the principal amount of your original investment in the notes.

If there is a Commodity Hedging Disruption Event, the Issuer will be able to accelerate your notes early, at a price determined by the Calculation Agent.

Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. In the United States, the Commodity Futures Trading Commission has recently announced that it is considering imposing position limits on certain commodities and the manner in which current exemptions for hedging transactions or positions are implemented. Such restrictions may cause the Issuer to be unable to effect transactions necessary to hedge our obligations under the notes (a “Commodity Hedging Disruption Event”), in which case SEK may, in its sole and absolute discretion, accelerate the repayment of the notes by paying you their fair market value, as determined in good faith and in a commercially reasonable manner by the Calculation Agent. In this event, the price determined by the Calculation Agent – which may differ from the Redemption Price (as defined on page P-6) – would be binding on the Issuer and holders. If the notes are accelerated due to a Commodity Hedging Disruption Event, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “Description of the Notes” herein for further information.

The formula for determining the Redemption Amount does not take into account all developments in the DJUBSTR over the term of the notes.

The formula used to calculate the Redemption Amount only compares the Initial Index Value and the Final Index Value. No other Index levels will be taken into account for that purpose. As a result, you may lose part of your investment even if the Index has risen at certain times during the term of the notes before falling to a level below the Initial Index Value on the Final Valuation Date.

Past Index performance is no guide to future performance.

The actual performance of the DJUBSTR over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the DJUBSTR or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

There is a greater possibility that the DJUBSTR will decline substantially over the short term than over the longer term.

The term of the notes is approximately one year. Historical information indicates that, although the DJUBSTR has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. In addition, the value of the Index has declined in the last several months. There is a greater risk over the shorter term than the longer term that the DJUBSTR may decline, causing significant losses.

The notes have increased sensitivity to changes in the value of the Index

Because the investment in the notes is leveraged, changes in the value of the Index will have a greater impact on the payout on the notes than on the payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the Index, every 1% change in the value of the Index will translate into an approximate 3% change in the value of the Redemption Amount the holder will receive. In particular, any decrease in the value of the Index would result in a significantly greater decrease in the Redemption Amount and the holder would suffer losses on the investment in the notes substantially greater than if the notes did not contain a leverage component. In

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addition, the downward adjustments to the Index Result for the Fees and the T-Bill yield are also multiplied by a factor of three and thus have a leveraged negative impact on the Redemption Amount the holder will receive.

Data sourcing, calculation and concentration risks associated with the DJUBSTR may adversely affect the market price of the notes.

The notes are linked to the Index, which is composed of a basket of 22 exchange-traded futures contracts (each, an “Index Component”), and is therefore less diversified than funds or investment portfolios investing in a broader range of products. Accordingly, the notes could experience greater volatility than such other investments. Additionally, the rebalancing of the Index is subject to potential errors in data sources or other errors that may affect the weighting of the Index Commodities. Additionally, the Index Publisher may not discover every discrepancy. The Index Publisher also has discretion in making decisions with respect to the Index and has no obligation to take the needs of the holders of the notes into consideration when rebalancing or making any other changes to the Index. Finally, the exchange-traded commodities underlying the Index Components are concentrated in a limited number of sectors. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

The value of your notes may be influenced by many factors that are complex and unpredictable.

When we refer to the value of the notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date.

The value of the notes will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the value of the notes may offset or enhance the effect of another factor. One of the risks in investing in a product tied to the Index is the complexity of the different factors which contribute to the results of the Index. The Index could decline in a wide range of market scenarios, including ones in which other commodity indices rise substantially.

Prices of commodity futures contracts may change unpredictably, affecting the value of the notes in unforeseeable ways.

Prices of commodity futures contracts are affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of the notes in varying ways, and different factors may cause the value of different Index Components, and the volatilities of their prices, to move in directions not anticipated in the methodologies underlying the Index.

The Index level will affect the value of the notes, but the market value of the notes may not change in the same manner as the level of the Index.

We expect that the market value of the notes at any particular time will depend substantially on the amount, if any, by which the level of the Index at that time has risen above or has fallen below the Initial Index Value.

However, the value of the notes may develop quite differently from the performance of the Index. For the reasons described above under “The formula for determining the Redemption Amount does not take into account all developments in the DJUBSTR over the term of the notes” and other market-related reasons, such as those described below, changes in the level of the Index may not result in comparable changes in the value of the notes. If you sell notes prior to maturity, you may receive substantially less than the amount that would be payable if the Redemption Amount were calculated as if your date of sale were the Maturity Date because of an expectation that the Index value will continue to fluctuate, or exhibit volatility, until the Final Index Value is determined. If you sell your notes at a time when the level of the Index has generally trended below, or not sufficiently above, the Initial Index Value, you may receive less than the principal amount of your notes. Political, economic and other developments that affect the Index Commodities may also affect the level of the Index and, indirectly, the market value of your notes.

Changes in interest rates are likely to affect the value of the notes.

We expect that the value of the notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect the notes and a traditional debt security to different degrees.

P-12

The notes will be obligations of SEK. No other company or entity will be responsible for payments under the notes.

The notes are to be issued by the Company. The notes will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the notes or liable to holders of the notes in the event SEK defaults under the notes. The notes will not be obligations of, or guaranteed by, the Kingdom of Sweden or any internal division or agency thereof. The notes will not be issued by or guaranteed by Merrill Lynch. Neither the Kingdom of Sweden nor Merrill Lynch will have any liability to purchasers of the notes in the event SEK defaults on the notes.

Any decline in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the value of the notes.

There may be conflicts of interest between you and Merrill Lynch and its affiliates.

Certain activities conducted by Merrill Lynch and its affiliates (including Bank of America Corporation and its subsidiaries) may conflict with your interests as a holder of the notes. For example, as indicated above, we have elected to hedge our obligations under the notes with an affiliate of Merrill Lynch. It is possible that Merrill Lynch could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

Merrill Lynch and its affiliates may also engage in trading for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers relating to one or more of the Index Components or in the underlying commodities. Any of these activities of Merrill Lynch or its affiliates could adversely affect the value of the Index – directly or indirectly, by affecting the value of the Index Commodities – and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

In addition, we have issued, and Merrill Lynch and its affiliates may also issue, and have also underwritten, other securities or financial or derivative instruments linked to the DJUBSTR, which may compete with the notes. By introducing competing products into the market in this manner, we or Merrill Lynch and its affiliates may adversely affect the market value of the notes and the amount we pay on the notes at maturity. To the extent that Merrill Lynch or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a holder of the notes.

As Calculation Agent, MLCI will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

As calculation agent for the notes, MLCI, an affiliate of Merrill Lynch, will have some discretion in making various determinations that affect the notes, including the Final Index Value or the redemption amount payable on any early redemption for tax reasons or any acceleration, various interest rate determinations (including three-month LIBOR and the T-Bill return), and in some cases when a market disruption event is occurring, daily contract reference prices for futures contracts. We will use these determinations to calculate how much cash we must pay at maturity. The exercise of this discretion by MLCI could adversely affect the value of the notes and may present Merrill Lynch and its affiliates with a conflict of interest of the kind described above under “There may be conflicts of interest between you and Merrill Lynch and its affiliates.”

Suspensions or disruptions of trading in the commodity and related futures markets may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, trading restrictions will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the Index and, therefore, the value of your notes.

P-13

If a Market Disruption Event occurs in respect of any Index Component, the value of that contract at the Final Valuation Date, the Final Index Value and the Redemption Amount will be calculated by the Calculation Agent in good faith in the manner described under “Disruption Fallback” on page P-8 above. Accordingly, the calculation of your indexed payment may be delayed beyond what would otherwise be the valuation date and may be subject to the judgment of the Calculation Agent. Additionally, regardless of the market disruption event, the Index Publisher may continue to calculate the value of the Index and publish such value. Therefore, if a market disruption event occurs, the redemption amount may not reflect the actual value of the Index on the valuation date.

It is difficult to predict what effect higher and lower future prices of commodities included in the DJUBSTR, relative to their current prices, may have on its value.

As the contracts that underlie the DJUBSTR come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in October. This is accomplished by selling the July contract and purchasing the October contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield”. Some commodities futures contracts included in the Index, such as the contract for gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Unlike commodities indices which reflect contracts only in long positions and where the absence of backwardation in the market for a commodities futures contract could result in negative “roll yields,” the presence of short positions in the Index means one cannot predict the effect of contango and backwardation on the value of the Index.

Changes in the composition and valuation of the DJUBSTR may adversely affect your notes.

The composition of the DJUBSTR may change over time or other modifications may be made to the DJUBSTR in the future. Such changes could adversely affect the value of the notes. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “Dow Jones-UBS Commodity Index Total Return” below for additional information.

Holders have no right to receive delivery of the commodities underlying the Index.

Investing in the notes will not make holders owners of any of the Index Commodities. Any amounts due on the notes will be paid in cash, and holders will have no right to receive delivery of any Index commodities.

Payment of the Interest Amount is deferred until the settlement date.

Although the Interest Amount is calculated on a quarterly basis, the Interest Amount is not capitalized and is not paid until the Settlement Date. Holders therefore do not have the ability to earn a return on the Interest Amount during the term of the note.

The notes are subject to redemption only in whole, and not in part.

Because the notes are only subject to Optional Redemption in full, and not in part, no holder of less than the full $11,000,000 in aggregate principal amount of the notes will be able to effect any Optional Redemption.

There is no affiliation between the Index Publisher, on the one hand, and the Issuer, on the other hand, and there is no responsibility on the part of the Issuer for any disclosure by the Index Publisher.

The Issuer does not assume any responsibility for the adequacy or accuracy of any information provided by the Index Publisher for inclusion in this pricing supplement. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “Dow Jones-UBS Commodity Index Total Return” below for additional information about the Index.

P-14

DESCRIPTION OF THE NOTES

The U.S. $11,000,000 “Aggregate Principal Amount” Commodity Index Linked Notes Due April 20, 2015 (the “notes”) offered hereby are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement. The notes will be issued on March 18, 2014 (the “Issue Date”) in book-entry form only and will be eligible for transfer through the facilities of the Depositary or any successor depositary. The notes will be issued in minimum denominations of U.S. $1,000,000 and in integral multiples of U.S. $100,000 in excess thereof and will have a “Stated Maturity Date” of April 20, 2015, subject to postponement due to a Market Disruption Event (as defined below). If the determination of the Final Index Value is postponed to or beyond the second New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second New York Business Day following the date of the determination of the Final Index Value. The notes are offered as index-linked notes with the amount payable upon redemption partially linked to the performance of the “Dow Jones-UBS Commodity Index Total Return” (the “Index”). The “Pricing Date” for the notes is March 11, 2014. The holders of the notes have the right to request an early redemption of the notes in whole, but not in part, prior to the Stated Maturity Date (“Optional Redemption”) (as further described below). In addition, the notes will be automatically redeemed in full upon the occurrence of a certain decline in value of the Index (“Automatic Redemption”) (as further described below).

On the Settlement Date (as described below) relating to the Stated Maturity Date, an Optional Redemption or an Automatic Redemption, if any, holders of the notes will receive a single payment in U.S. dollars in an amount equal to the Redemption Price as described below. Since the notes are not principal-protected, such Redemption Price may be significantly less than the invested Aggregate Principal Amount. The Issuer is not liable for any loss of Aggregate Principal Amount that may occur due to fluctuations in the Index value and the calculation of the Redemption Price.

The “Redemption Price” is comprised of an amount in cash equal to the sum of the Redemption Amount plus the Interest Amount and will be calculated by MLCI (the “Calculation Agent”) on the relevant Final Valuation Date (as defined below), subject to postponement due to a Market Disruption Event. The Redemption Amount is linked to the performance of the Index and varies depending on the settlement price of the Index as it appears on Bloomberg page “DJUBSTR Index” or Reuters page “.DJUBSTR” (or any successor page of either) (the “Final Index Value”) on such Final Valuation Date. The investment of holders in the notes is leveraged by 300% and any percentage increase or decrease in the value of the Index over 272.1892 (the “Initial Index Value”) will be multiplied by a factor of three at the Final Valuation Date. The Index Result will be adjusted downward by a factor of three times the T-Bill Yield and Fees (both as defined below) for the cost of providing a pure commodity-linked return.

The “Redemption Amount” will be an amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

“Outstanding Principal” is, on a Final Valuation Date relating to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption of a note, the entire outstanding Aggregate Principal Amount of such note on such date. The “Index Result” is the Final Index Value divided by the Initial Index Value minus 1. The “Fees” are equal to 0.24% multiplied by the number of days from and including the Pricing Date to but excluding the applicable Final Valuation Date divided by 365. “T-Bill Yield” is the yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the applicable Final Valuation Date and calculated pursuant to the formula described on page P-6.

Upon any redemption of the notes, holders will receive in addition to the Redemption Amount an amount of interest that has accrued on the outstanding Aggregate Principal Amount of the notes for the period from and including the Issue Date to but excluding the Settlement Date. Such “Interest Amount” accrues at a rate of the greater of 0% and three-month U.S. dollar LIBOR (the “Interest Rate Basis”) as displayed on Reuters page “LIBOR01” (or any successor page) minus a “Spread” of 0.00% on the outstanding Aggregate Principal Amount of the notes. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount accrues during each period (each, an “Interest Period”) from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the Settlement Date). The Interest Rate Basis for Interest Periods following the initial Interest Period will be reset quarterly, on April 21, 2014, July 21, 2014, October 20, 2014, and January 20, 2015 (each, an “Interest Reset Date”).

P-15

(For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated, even if the Maturity Date is postponed, due to a Market Disruption Event at the end of the final Interest Period.) The accrued Interest Amount will be paid only once on the Settlement Date as part of the Redemption Price.

The holders of the notes have the right to request an early redemption of the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes), on any Optional Repayment Date at the applicable Redemption Price. To exercise its right to optionally redeem a note, a holder is required to provide written notice to the Calculation Agent, the Trustee and the Issuer by sending a notification in the form entitled “Option To Elect Repayment” attached hereto as Exhibit A. An “Optional Repayment Date” may be any Index Business Day from and excluding the Issue Date to but excluding April 13, 2015 , on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

The notes are also subject to automatic redemption in full at the applicable Redemption Price following a Trigger Event. A “Trigger Event” will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding April 13, 2015 , on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

Holders will receive payment of the Redemption Price on the Settlement Date. The “Settlement Date” is (i) the Stated Maturity Date with respect to a redemption of notes on the Stated Maturity Date, and (ii) the fifth (5th) New York Business Day following the applicable Final Valuation Date with respect to a redemption of notes following an Optional Redemption or Automatic Redemption. “Trading Day” is each day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

Amounts payable on the Settlement Date are determined by the Calculation Agent in good faith and a commercially reasonable manner on the related Final Valuation Date. The “Final Valuation Date” is (i) with respect to a redemption of notes on the Stated Maturity Date, April 13, 2015 , (ii) with respect to a redemption of notes at the option of the holder, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given, (iii) with respect to an Automatic Redemption of notes upon the occurrence of a certain decline in value of the Index (as described above), the Index Business Day immediately following the Trigger Event; and (iv) in the case of a Commodity Hedging Disruption Event, the Acceleration Valuation Date.

If the Calculation Agent determines that on a Final Valuation Date (i) a material limitation, suspension or disruption of trading in one or more of the Index Components has occurred, (ii) the settlement price for any Index Component is a “limit price” and/or (iii) the exchange on which any Index Component trades fails to report or publish a settlement price for such Index Component (each, a “Market Disruption Event”), then the applicable Final Valuation Date will be determined in accordance with the provisions of “Disruption Fallback” (as follows):

The Calculation Agent will calculate the Final Index Value using (i) for those Index Components that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such Index Components on such Final Valuation Date and (ii) for each Index Component that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for such Index Component on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such Index Component was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant Index Component and, using that price, determine the Final Index Value.

In the event the Index Publisher changes its method of calculating the Index in any material respect, as determined by the Calculation Agent, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments. In the event that the Index Publisher ceases to publish the Index following the Issue Date and neither the Index Publisher nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to the notes will be calculated by the Calculation Agent in accordance with the formula applied by the Index Publisher to calculate the Index on the last day on which the Index was published.

P-16

The Issuer cannot redeem the notes prior to maturity (other than in the case of Automatic Redemption or a Declaration of Acceleration by the Issuer due to a Commodity Hedging Disruption Event) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

The notes may be subject to acceleration by the holders following the occurrence of Events of Default. The redemption price for each such note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

If a Commodity Hedging Disruption Event (as defined below) occurs, the Issuer will have the right, but not the obligation, to accelerate payment on the notes (in whole, and not in part) by providing written notice of its election to exercise such right to the Trustee (on which notice the Trustee may conclusively rely), as promptly as possible and in no event later than two London and New York Business Days following the day on which such Commodity Hedging Disruption Event has occurred. The cash amount due and payable per $100,000 principal amount of notes in the event of any such acceleration shall be equal to the fair market value of such principal amount of notes (including the applicable Interest Amount) on the second London and New York Business Day immediately following the Issuer’s delivery to the Trustee of such declaration of acceleration (such date, “the Acceleration Valuation Date”), as determined by the Calculation Agent in good faith in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes), and will be payable to holders of the notes on the fifth New York business day following the Acceleration Valuation Date. In the event of any such acceleration, the Issuer will provide, or will cause the Calculation Agent to provide, written notice to the Trustee (on which notice the Trustee may conclusively rely), and to the Depository Trust Company (“DTC”) of the cash amount due and payable with respect to each $100,000 principal amount of notes as promptly as possible and in no event later than two New York Business Days prior to the date on which such payment is due. For the avoidance of doubt, all procedures and determinations set forth above shall only be applicable with respect to acceleration of payment on the notes by the Issuer as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” shall occur if, for any reason whatsoever, the Issuer is, after using commercially reasonable efforts, unable to either (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of all or any part of any transaction(s) or asset(s) the Issuer deems necessary to hedge the risk of performing its commodity-related obligations with respect to the notes (including, without limitation, any commodity-related payments on the notes), or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s); including without limitation, any such inability arising as a result of the adoption of, or any change in, any law, regulation, rule or order applicable to the Issuer or its counterparties, or the promulgation of, or any change in the interpretation by any court, tribunal, or regulatory authority with competent authority or any relevant trading system or exchange facility, of any such applicable law, rule, regulation or order, in each case occurring on or after the Pricing Date.

P-17

ADDITIONAL INFORMATION

Calculation Agent

We have initially appointed Merrill Lynch Commodities, Inc. as Calculation Agent for the purpose of determining the Final Index Value, the Redemption Amount and the Interest Amount, as described herein, and for all calculations and determinations regarding Market Disruption Events, any Automatic Redemption, Optional Redemption or redemption due to tax reasons and the interest rate applicable to any overdue payment of the Redemption Price. Unless there is manifest error, these determinations by the Calculation Agent shall be final and binding on us and the holders of the notes.

License Agreement

“Dow Jones,” “UBS,” “Dow Jones-UBS Commodity Index,” “Dow Jones-UBS Commodity Index Total Return,” and “DJUBSTR” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by SEK. SEK’s Commodity Indexed Linked Notes based on the Dow Jones-UBS Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS or any of their respective affiliates makes any representation regarding the advisability of investing in such products.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Issuer is the licensing of certain trademarks, trade names and service marks and of the DJUBSTR, which is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to SEK or the notes. Dow Jones and UBS Securities have no obligation to take the needs of SEK or the owners of the notes into consideration in determining, composing or calculating DJUBSTR. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of the notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by the Issuer, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index and Dow Jones-UBS Commodity Index Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity Index, and the notes.

This document relates only to notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity Index components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this document regarding the Dow Jones-UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity Index components in connection with the notes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

P-18

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND THE ISSUER, OTHER THAN UBS AG.

P-19

Hypothetical Examples

In the table below, we provide a range of hypothetical returns for the Index. Based on these hypothetical Index returns, we illustrate a range of approximate Redemption Amounts, expressed as a percentage of the principal amount of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Index returns could have on the Redemption Amount, assuming all other variables remain constant, subject to the assumptions stated in the footnotes.

The performance of the Index cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical levels of the Index set forth elsewhere in this pricing supplement.

Initial Index Value	Final Index Value	Index Performance(1)	T-Bill Yield(2)	Fee Percentage(3)	Redemption Amount(4)	Interest Amount(5)	Redemption Price
272.1892	313.0176	15%	0.04%	0.26%	144.09%	$2,653.33	$1,443,602.37
272.1892	304.8519	12%	0.04%	0.26%	135.09%	$2,653.33	$1,353,602.37
272.1892	296.6862	9%	0.04%	0.26%	126.09%	$2,653.33	$1,263,602.37
272.1892	288.5206	6%	0.04%	0.26%	117.09%	$2,653.33	$1,173,602.37
272.1892	280.3549	3%	0.04%	0.26%	108.09%	$2,653.33	$1,083,602.37
272.1892	272.1892	0%	0.04%	0.26%	99.09%	$2,653.33	$993,602.37
272.1892	264.0235	-3%	0.04%	0.26%	90.09%	$2,653.33	$903,602.37
272.1892	255.8578	-6%	0.04%	0.26%	81.09%	$2,653.33	$813,602.37
272.1892	247.6922	-9%	0.04%	0.26%	72.09%	$2,653.33	$723,602.37
272.1892	239.5265	-12%	0.04%	0.26%	63.09%	$2,653.33	$633,602.37
272.1892	231.3608	-15%	0.04%	0.26%	54.09%	$2,653.33	$543,602.37

(1)

The “Index Performance” equals the Index Result, expressed as a percentage. If, at the close of any Index Business Day prior to the Final Valuation Date, the Index Performance is less than -15%, a Trigger Event will be deemed to have occurred on such Index Business Day and the Issuer will redeem the notes in whole. While the above hypothetical examples relate to the calculation of the payment on a $1,000,000 note if held to maturity, fundamentally similar calculations would be made to determine the Redemption Price that would be paid to you if a trigger event were to occur, except that in the case of any early repurchase, the Index Performance, T-Bill Yield, Fee and Redemption Amount would be calculated on the relevant (earlier) Final Valuation Date.

(2) (3)

For the purpose of the above hypothetical examples, the T-Bill Yield is assumed to be 0.04%. T-Bill Yield will be calculated according the formula set forth on page P-6 under the heading “T-Bill Yield.”

For the purpose of the above hypothetical examples, the Fee Percentage is equal to 0.26% (The “Fee Percentage” is the amount of the Fees if the applicable note is not redeemed until the Stated Maturity Date.) The Fees, as of any Index Business Day, are equal to 0.24% multiplied by the number of calendar days from and including the Pricing Date to but excluding the applicable Final Valuation Date, divided by 365.

(4)	Redemption Amount expressed as a percentage of principal amount.

(5)	For the purpose of the above hypothetical examples, the three-month LIBOR Rate is assumed to be 0.24%. Interest will accrue on a quarterly basis, and will be calculated according to the formula set forth above under “Description of the Notes.”

P-20

Same-Day Funds Settlement and Payment

The initial payment to the Issuer for the notes and all payments of principal and interest thereon will be made in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE FUTURES MARKETS

Futures contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. All of the contracts included in the Dow Jones-UBS Commodity Index are exchange-traded futures contracts. An exchange-traded commodities futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearinghouse guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission.

P-21

Dow Jones-UBS Commodity Index Total Return

General

The Dow Jones-UBS Commodity Index (of which the Dow Jones-UBS Commodity Index Total Return is a sub-index) is a proprietary index designed to be a highly liquid and diversified benchmark for commodities investments. The Dow Jones-UBS Commodity Index was created by AIG International, Inc. in 1998 and acquired by UBS Securities in May 2009, at which time UBS Securities and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the index. Pursuant to such agreement, Dow Jones, in conjunction with UBS Securities, calculates the Dow Jones-UBS Commodity Index (which is calculated on an excess return basis), the Dow Jones-UBS Commodity Index Total Return, a total return index based on the Dow Jones-UBS Commodity Index, and a number of related indexes and sub-indexes, including the Dow Jones-UBS Commodity Index Total Return.

The Dow Jones-UBS Commodity Index is currently comprised of futures contracts (each, an “Index Component”) on 22 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 22 commodities that currently comprise the Index (the “Index Commodities”) are: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, soybean meal, sugar, unleaded gasoline, wheat (Kansas and Chicago) and zinc. Futures contracts on the Dow Jones-UBS Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metals Exchange (the “LME”). The actual futures contracts comprising the Dow Jones-UBS Commodity Index for 2011 are set forth in the table on the following page.

The Dow Jones-UBS Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five Index Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-UBS Commodity Index and for calculating its level is subject to modification by Dow Jones and UBS Securities at any time. Currently, Dow Jones disseminates the Dow Jones-UBS Commodity Index level at approximately 15-second intervals from 8:00 a.m. to 3:30 p.m., New York time, and publishes a daily settlement price for the Index at approximately 5:00 p.m., New York time, on each Index Business Day on Bloomberg.

“Index Business Day” currently means a day on which the sum of the Commodity Index Percentages (as described below) for the Index Commodities that are open for trading is greater than 50%.

The Dow Jones-UBS Commodity Index is computed on the basis of hypothetical investments in the basket of commodities included in the index. The index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and, in addition, the index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the index.

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Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the index can accommodate substantial investment flows.

Designated Contracts for Each Index Commodity

A futures contract known as a “Designated Contract” is selected by UBS Securities for each Index Commodity.

The Designated Contracts for each of the Index Commodities included in the Dow Jones-UBS Commodity Index are traded on the ICE Futures Europe, CBOT, the LME, the Commodities Exchange (the “COMEX”), the Chicago Mercantile Exchange (the “CME”), the New York Board of Trade (“NYBOT”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units
Aluminum	High Grade Primary Aluminum $/metric ton	4.31%	LME	25 metric tons
Coffee	Coffee “C” cents/pound	3.77%	CSCE	37,500 lbs
Copper(2)	High Grade Copper cents/pound	6.14%	COMEX	25,000 lbs
Corn	Corn cents/bushel	7.65%	CBOT	5,000 bushels
Cotton	Cotton cents/pound	1.59%	NYBOT	50,000 lbs
Crude Oil - Brent	Light, Sweet Crude Oil $/barrel	6.03%	NYMEX	1,000 barrels
Crude Oil - WTI	Light, Sweet Crude Oil $/barrel	8.19%	NYMEX	1,000 barrels
Gold	Gold $/troy oz.	11.92%	COMEX	100 troy oz.
Heating Oil	Heating Oil cents/gallon	3.42%	NYMEX	42,000 gallons
Lean Hogs	Lean Hogs cents/pound	2.51%	CME	40,000 lbs
Live Cattle	Live Cattle cents/pound	3.07%	CME	40,000 lbs
Natural Gas	Henry Hub Natural Gas $/mmbtu	9.11%	NYMEX	10,000 mmbtu
Nickel	Primary Nickel $/metric ton	2.21%	LME	6 metric tons
Silver	Silver cents/troy oz.	4.14%	COMEX	5,000 troy oz.
Soybeans	Soybeans cents/bushel	5.73%	CBOT	5,000 bushels
Soybean Meal	Soybean Meal	2.61%	CBOT	100 tons
	$/ton
Soybean Oil	Soybean Oil cents/pound	3.00%	CBOT	60,000 lbs
Sugar	World Sugar No. 11 cents/pound	4.04%	NYBOT	112,000 lbs
Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending cents/gallon	3.67%	NYMEX	42,000 gallons
Wheat - Kansas	Wheat cents/bushel	1.31%	CBOT	5,000 bushels
Wheat	Wheat	3.52%	CBOT	5,000 bushels
	$/bushel
Zinc	Special High Grade Zinc $/metric ton	2.08%	LME	25 metric tons

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(1)	Reflects the approximate weightings as of March 12, 2014 of the 22 commodities currently included in the index.
(2)	The index uses the high-grade copper contract traded on the COMEX Division of the NYMEX for copper contract prices and LME volume data in determining the weighting for the index.

Commodity Groups

The weightings by “Index Commodity Groups” are as follows:

Dow Jones-UBS Commodity Index Weighting by Commodity Group as of March 12, 2014
Base Metals	14.73%
Energy	30.42%
Grains	23.81%
Precious Metals	16.06%
Livestock	5.57%
Softs	9.39%

Annual Re-weighting and Rebalancing of the Index

In consultation with the Dow Jones UBS Commodity Index Advisory Committee (the “Advisory Committee”), the Dow Jones UBS Commodity Index Supervisory Committee (the “Supervisory Committee”) meets annually to determine the composition of the Dow Jones-UBS Commodity Index in accordance with the rules established in the index handbook. The Supervisory Committee consists of two members appointed by UBS Securities and one member appointed by Dow Jones. Advisory Committee members are drawn from the academic, financial and legal communities. The new target weights for the commodity components were determined and approved by the Supervisory Committee in August 2008 with changes in index composition effective January 2010.

The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-UBS Commodity Index, the following diversification rules are applied to the annual re-weighting and rebalancing of the index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the index;

•	No single commodity may constitute more than 15% of the index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index; and

•	No single commodity in the index (e.g., natural gas or silver) may constitute less than 2% of the index.
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Following the annual re-weighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next re-weighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the index by calculating the new unit weights for each Index Commodity. On the fourth Index Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the commodities to be included in the index for such day to create the Commodity Index Multiplier (the “CIM”) for each of the commodities. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Index

The Dow Jones-UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS Securities, by applying the impact of the changes to the prices of the Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-UBS Commodity Index is a mathematical process whereby the CIMs for the commodities included in the Index Components are multiplied by the prices for the Index Components. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the index to calculate the current level of the index.

The following is a list of the Index Components included in the Dow Jones-UBS Commodity Index for 2014, as well as their respective CIMs for 2014:

Commodity	2014 CIMs
Natural Gas	88.099953970
WTI Crude Oil	3.600079580
Brent Crude	2.421955210
Unleaded Gasoline	53.557178490
Heating Oil	50.311375680
Live Cattle	95.380779270
Lean Hogs	87.129747180
Wheat	22.069554500
Kansas Wheat	7.492468870
Corn	67.223649580
Soybeans	17.727620020
Soybean Oil	296.972905350
Soybean Meal	0.256738560
Aluminum	0.105848960
Copper (COMEX)	88.944397460
Zinc	0.045017410
Nickel	0.006052970
Gold	0.373277670
Silver	8.329415570
Sugar	980.292205900
Cotton	74.189976830
Coffee	78.738989360

P-25

Calculation of the “Total Return”

The Dow Jones-UBS Commodity Index Total Return reflects the return on a fully collateralized investment in the Dow Jones-UBS Commodity Index. The value of the Dow Jones-UBS Commodity Index Total Return, the Index to which the notes are linked, is calculated by including interest that could be earned on cash collateral invested in specified U.S. Treasury Bills.

Historical Performance

The following table sets forth the level of the Index at the end of each month in the period from December 2007 through February 2014. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the notes.

On the Pricing Date, the closing level of the Index was 272.1892, the Initial Index Value.

Month End	Closing Level	Month End	Closing Level	Month End	Closing Level

31/12/2007	364.99	30/06/2010	252.4697	31/12/2012	279.8362
31/01/2008	380.406	30/07/2010	269.5726	31/01/2013	286.5446
29/02/2008	427.135	31/08/2010	262.7116	28/02/2013	274.8341
31/03/2008	400.046	30/09/2010	281.7853	29/03/2013	276.686
30/04/2008	414.302	29/10/2010	295.826	30/04/2013	268.9637
30/05/2008	425.629	30/11/2010	294.7787	31/05/2013	262.9314
30/06/2008	464.357	31/12/2010	326.2875	28/06/2013	250.5353
31/07/2008	409.311	31/01/2011	329.5602	31/07/2013	253.9487
29/08/2008	379.496	28/02/2011	333.9035	30/08/2013	262.5888
30/09/2008	335.748	31/03/2011	340.7971	30/09/2013	255.8818
31/10/2008	264.29	29/04/2011	352.5991	31/10/2013	252.1034
28/11/2008	245.9	31/05/2011	334.7639	29/11/2013	250.0857
31/12/2008	234.874	30/06/2011	317.8776	31/12/2013	253.1865
30/01/2009	222.249	29/07/2011	327.2924	31/01/2014	253.9401
27/02/2009	212.396	31/08/2011	330.5607	28/02/2014	269.7739
31/03/2009	220.049	30/09/2011	281.8526
30/04/2009	221.662	31/10/2011	300.5066
29/05/2009	250.488	30/11/2011	293.8383
30/06/2009	245.722	30/12/2011	282.8255
31/07/2009	253.663	31/01/2012	289.8194
31/08/2009	252.185	29/02/2012	297.6407
30/09/2009	256.153	30/03/2012	285.3287
30/10/2009	264.5539	30/04/2012	284.1211
30/11/2009	273.8594	31/05/2012	258.1752
31/12/2009	279.2789	29/06/2012	272.3567
29/01/2010	258.9532	31/07/2012	289.9744
26/02/2010	268.5674	31/08/2012	293.7393
31/03/2010	265.2308	28/09/2012	298.7492
30/04/2010	270.3876	31/10/2012	287.179
31/05/2010	251.6688	30/11/2012	287.3272

P-26

The graph set forth below illustrates how the Dow Jones-UBS Commodity Index Total Return, the Index to which the notes are linked, performed between December 1, 2007 and March 12, 2014.

P-27

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of a note who purchases the note at original issuance at the issue price, who holds the note as a capital asset, and who is a citizen or resident of the United States or a U.S. domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a note (a “U.S. holder”). This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described in this pricing supplement, possibly with retroactive effect. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as mutual funds, dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the notes as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. holders whose functional currency is not the United States dollar.

The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in the notes. Prospective investors are urged to consult their tax advisors as to the tax consequences of an investment in the notes, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

No statutory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes. The characterization of the notes for such purposes therefore is uncertain. Prospective investors should consult their tax advisors regarding the characterization of the notes. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed changes in the rules addressing the taxation of derivatives and of commodities positions, and the likelihood any of the foregoing may take effect. In general, however, U.S. holders should expect to include payments of interest in income on a current basis in accordance with their regular method of accounting for U.S. federal income tax purposes. In addition, the Internal Revenue Service could take the view that all or a portion of the return payable at maturity of the notes should be included in income on a current basis, in which event that return would be taxable as ordinary income. Prospective investors should consult their advisors regarding the amount and character of any gain or loss on the sale, retirement or other taxable disposition of the notes.

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PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in an Agency Agreement dated November 28, 2011, and a Terms Agreement dated March 11, 2014 (the “Agreements”), we have agreed to sell to Merrill Lynch, and Merrill Lynch has agreed to purchase, all of the notes offered hereby at the Issue Price. Under the terms and conditions of the Agreements, Merrill Lynch is committed to take and pay for all of the notes, if any are taken.

Merrill Lynch proposes to offer the notes at the Issue Price. In connection with the offering, Merrill Lynch may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Merrill Lynch of a greater aggregate principal amount of notes than it is required to purchase in the offering.

These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. Merrill Lynch is not obligated to make a market in the notes, and, even if it does so, it may discontinue market-making at any time without notice. The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. We cannot give any assurance as to the liquidity of the trading market for the notes.

We have agreed to indemnify Merrill Lynch against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

From time to time, Merrill Lynch and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, MLCI, an affiliate of Merrill Lynch, is the writer of a hedge of our obligation under the notes.

Merrill Lynch has agreed to pay the out-of-pocket expenses (other than our internal costs and expenses) of the issue of the notes.

The initial sale of the notes in this offering entails a longer settlement period than is customary for similar debt securities. Merrill Lynch expects to deliver the notes against payment on March 18, 2014.

VALIDITY OF THE NOTES

In the opinion of Cleary Gottlieb Steen & Hamilton LLP, when the notes offered by this pricing supplement have been executed and issued by SEK and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of SEK, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. With respect to matters governed by the law of Sweden, including the valid existence of SEK, its corporate power to issue the notes and its due authorization of all necessary action in connection with such issuance and its performance of related obligations including execution and delivery, we have relied on the opinion dated November 28, 2011 of Advokatfirma Vinge KB, Swedish counsel to SEK, which has been filed as exhibit number 5(a) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents and our reliance on SEK and other sources as to certain factual matters, as stated in the opinion dated November 28, 2011, which has been filed as exhibit number 5(b) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a currency other than U.S. dollars. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

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EXHIBIT A

OPTION TO ELECT REPAYMENT

Dated:	[After the Issue Date of the notes and prior to 11:00 a.m. (New York time) on April 13, 2015 ]

Merrill Lynch Commodities, Inc, as Calculation Agent 20 East Greenway Plaza, Suite 700	The Bank of New York Mellon Trust Company, N.A. as Trustee 101 Barclay Street	Aktiebolaget Svensk Exportkredit (Publ), as Issuer Klarabergsviadukten 61-63 P.O. Box 194
Houston, TX 77046	New York, NY 10286	SE-101 23 Stockholm, Sweden
Attn.: Mr. Jeff Russi, or Mr. Trent Stout	Attn.: Corporate Trust Office	Attn.: Middle Office
Fax No.: (713) 544-5525, or (713) 544-1458		Fax No.: +(46)(8) 411-4813

The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay the note identified in the attached document pursuant to its terms at the applicable Redemption Price as determined by the Calculation Agent in accordance with the terms of the Note, to the undersigned, at

(Please print or typewrite name and address of the undersigned)

Terms not defined herein have the meanings given to such terms in the Note.

The undersigned certifies that (i) it is, or is duly authorized to act for, the beneficial owner of the note (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its note) and (ii) it will cause the note to be repaid pursuant hereto to be transferred to the Trustee at its Corporate Trust office located at the above address on the Settlement Date.

Very truly yours, [Name of Holder]
By:	__________________________________

Receipt of the above Option to Elect Payment

is hereby acknowledged Merrill Lynch Commodities, Inc.,

as Calculation Agent

By:	________________________________________________
Title:
Date and time of acknowledgement:
A-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

$11,000,000

AKTIEBOLAGET SVENSK

EXPORTKREDIT (Publ)

(Swedish Export

Credit Corporation)

Commodity Index Linked Notes

due April 20, 2015

Merrill Lynch & Co.